Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harry R. Kraatz, CEO: (415) 241-8020
 Manasian & Rougeau LLP:   rougeau@mrlawsf.com

JAVA DETOUR INC .FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

San Francisco, California, September 10, 2010—Java Detour Inc. (JVDT.PK) and its wholly owned subsidiary JDCO Inc.  (together the “Companies”) filed voluntary petitions on September 9, 2010 for  reorganization under Chapter 11 of the U. S. Bankruptcy Code with the U. S. Bankruptcy Court in San Francisco, California.  The protection of Chapter 11 allows the Companies to reorganize their business operations and finances. The Companies plan to use existing cash, revenue generated from certain business activities, the sale of certain assets, and post-petition financing to finance operations and continue their domestic and international store expansion.

Harry R. Kraatz, the Companies Chief Restructuring Officer and recently appointed Chairman and Chief Executive Officer stated “The filing is a proactive step for the Companies. We believe that the filing is in the best interests of all the creditors and stakeholders.. It provides an opportunity to restructure the Companies’ balance sheets, reduce costs, implement a revised strategic plan and position the entities for new business opportunities.” The Chapter 11 filing will be seamless to customers and franchisees, who will continue to receive our great products, including gift cards and customer service without interruption. All of the companies’ post-petition obligations to vendors will be paid promptly in the normal course of business. Employees will continue to receive full salary, health and welfare benefits without interruption, Kraatz stated.

Mr. Kraatz also announced that the law firm of Manasian & Rougeau LLP has been retained as the Companies’ reorganization counsel.

The Chapter 11 case number assigned by the United States Bankruptcy Court for the Northern District of California for Java Detour’s  reorganization proceeding is 10-33530; the case number assigned for JDCO  Inc.’s reorganization proceeding is 10-33531.  The Companies, through their counsel, expect the cases to be jointly administered.

More information about the Companies’ reorganization case may be obtained from the Clerk of the United States Bankruptcy Court for the Northern District of California, whose office is located at 235 Pine Street, 19th Floor, San Francisco, California 94104.  The telephone number for the Clerk’s office is (415) 268-2300.  Information regarding the reorganization may also be obtained from Gregory A. Rougeau, Esq., the Companies’ counsel of record, at rougeau@mrlawsf.com or Harry R. Kraatz the companies Chief Executive Officer at (415) 241-8020.